Exhibit 99.1

Date:	February 11, 2014
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

- Strong increase in fourth quarter and full year Sales and EBITDA –

- Expect another year of strong sales and EBITDA growth in 2014 -

-  Conference call at 8:30 a.m. ET on February 11, 2014 -

East Rutherford, NJ – February 11, 2014 – Cambrex Corporation (NYSE: CBM) reports results for the fourth quarter and full year ended December 31, 2013.

Highlights
-	Fourth quarter sales increased 46.3% to $103.0 million from $70.4 million in the same period last year. Full year sales increased 14.1% and 12.8% excluding the impact of foreign currency.

-	Fourth quarter EBITDA increased to $22.2 million compared to $13.1 million in the same period last year. Full year adjusted EBITDA increased 17.3% to $67.4 million compared to $57.5 million in 2012. (See table at the end of this release).

-	Debt, net of cash, was $56.5 million at the end of the fourth quarter, an improvement of $19.5 million during the quarter. Debt, net of cash, increased $16.1 million for the full year 2013.

-	2014 sales are expected to increase between 8% and 12% compared to 2013, excluding the impact of foreign currency. EBITDA is expected to be between $70 and $76 million and adjusted income from continuing operations is expected to be between $0.99 and $1.10 per share (see Financial Expectations section below).

“We are very pleased that 2013 was our third consecutive year of strong growth in both sales and EBITDA, and believe we are positioned to deliver a similar level of growth in 2014,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.  “We made significant growth investments during 2013 and have built the strongest pipeline of custom development projects and opportunities that we have had in many years.  In 2014, we expect to expand our footprint within our generics product category by continuing to add generic APIs to our development portfolio of 15 products, and by earmarking $2 million of additional R&D spending for projects where Cambrex expects to partner with one or more generic drug companies to co-develop finished generic drug products.

“We are well positioned in the controlled substances market and accordingly, expect to see solid growth in this product category in 2014.  Finally, we plan to continue making targeted investments in the infrastructure of the business through capital improvements and expansions to support further growth, with expectations of strong cash flow during the year.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Basis of Reporting
The Company has provided a reconciliation of GAAP amounts to adjusted (i.e. Non-GAAP) amounts at the end of this press release.  Management believes that the adjusted amounts provide useful information to investors due to the magnitude and nature of certain expenses recorded in the GAAP amounts.

Fourth Quarter 2013 Operating Results– Continuing Operations
Sales of $103.0 million were 46.3% higher compared to the same period last year, including the favorable impact of foreign exchange of 1.3%.  The increase was primarily due to higher sales of a recently approved branded active pharmaceutical ingredient (“API”) and controlled substances, partially offset by lower sales of generic and branded APIs and products utilizing the Company’s drug delivery technology.

Gross margins increased to 32.9% from 30.0% compared to the same period last year.  This increase was primarily due to increased sales and production volumes driving higher plant efficiencies along with a small positive impact from pricing and was partially offset by an unfavorable mix of products.

Selling, general and administrative (“SG&A”) expenses were $14.7 million compared to $11.4 million in the same period last year.  The increase was mainly due to higher personnel expenses.

Research and development expenses were $2.8 million compared to $2.2 million in the same period last year.

Operating profit increased to $16.4 million from $7.4 million in the same period last year. The increase in operating profit was primarily the result of higher gross profit partially offset by higher SG&A expenses.  EBITDA was $22.2 million compared to $13.1 million in the same period last year.

            Net interest expense was $0.6 million compared to $0.5 million in the same period last year.

Equity in losses of partially-owned affiliates, primarily representing the Company’s portion of Zenara’s loss, was flat at $0.5 million for both the fourth quarters of 2013 and 2012, respectively.  These amounts include amortization expense of $0.2 million for both the fourth quarters of 2013 and 2012, respectively.

The provision for income taxes was $5.6 million and resulted in an effective tax rate of 37.4%.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Income from continuing operations was $9.4 million or $0.30 per share compared to $44.2 million or $1.44 per share in the same period last year.  Fourth quarter 2012 results include tax benefits of $37.6 million, or $1.22 per share, resulting from the release of a valuation allowance on deferred tax assets for $36.3 million and $1.3 million related to the impact on deferred taxes of a statutory rate change at one of our sites.

Capital expenditures and depreciation were $9.6 million and $5.8 million, respectively, compared to $17.2 million and $5.6 million in the same period last year.

Financial Expectations – Continuing Operations
The Company currently expects that full year 2014 sales, excluding the impact of foreign currency, will increase between 8% and 12% over 2013, and that full year 2014 EBITDA will be between $70 and $76 million.  The Company expects that 2014 adjusted income from continuing operations will be between $0.99 and $1.10 per share (computed on a basis consistent with 2013 and 2012 results in the table at the end of this release).  Based on current expectations regarding the timing of orders, the Company expects 2014 to start off slowly, with most of the anticipated growth coming from the second quarter and thereafter.  The Company also expects to reduce debt, net of cash, by between $25 and $30 million during 2014.

The Company estimates that its 2014 consolidated effective tax rate will be between 33% and 37%.  In 2013, the Company began recording tax expense on U.S. income for the first time in several years.  Due to certain beneficial tax attributes, the Company currently expects to pay a small amount of cash taxes for the U.S. in 2014, however the tax rate and amount of cash taxes paid will be sensitive to the geographic mix of income, and quarterly effective tax rates may be volatile.

Capital expenditures for 2014 are expected to be approximately $35 to $39 million and depreciation is expected to be $25 to $27 million in 2014.

These financial expectations are for continuing operations and exclude the impact of any potential acquisitions, restructuring activities and outcomes of tax disputes, and sales and EBITDA expectations do not reflect the Company’s stake in Zenara, which is accounted for using the equity method.  Zenara is expected to generate low single digit millions in revenues and a small EBITDA loss in 2014.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s 2013 Form 10-K is filed with the SEC.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Conference Call and Webcast
A conference call to discuss the Company’s fourth quarter and full year 2013 results will begin at 8:30 a.m. Eastern Time on Tuesday, February 11, 2014.  Those wishing to participate should call 1-888-378-0320 for domestic and +719-325-2458 for international.  Please use the pass code 8076565 and call approximately 10 minutes prior to start time.  A webcast will be available on the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Tuesday, February 18, 2014 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 8076565 to access the replay.

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Forward Looking Statements
This document contains “forward-looking statements,” including statements regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” and those attributed to our President and Chief Executive Officer in this document, including the Company’s expectation that full year 2014 sales, excluding the impact of foreign currency, will increase between 8% and 12% versus 2013, that full year 2014 EBITDA will be between $70 and $76 million, that capital expenditures will be approximately $35 to $39 million, that depreciation will be between $25 and $27 million in 2014, that the Company currently expects to pay low single digit millions in cash taxes in the U.S. for 2014, that working capital levels and cash flow will improve, that the Company will spend $2 million of R&D spending related to generic drug products and that its estimated tax rate will be between 33% and 37%.  These and other forward looking statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2013, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products and continued demand in the U.S. for late stage clinical products or the successful outcome of the Company’s investment in new products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the Forward-Looking Statement sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures
EBITDA is a non-GAAP financial measure, which the Company defines as operating profit plus depreciation and amortization expense.  Other companies may have a different definition of EBITDA and, therefore, EBITDA may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA as one of several metrics to assess and analyze its operational results and trends.  Cambrex also believes EBITDA as well as adjusted income from continuing operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended December 31, 2013 and 2012
(in thousands, except per-share data)

	2013		2012
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$103,011		$70,389
Commissions, Allowances and Rebates	576		731
Net Sales	102,435		69,658

Other	601		272

Net Revenues	103,036		69,930

Cost of Goods Sold	69,098	67.1%	48,847	69.4%

Gross Profit	33,938	32.9%	21,083	30.0%

Operating Expenses
Selling, General and Administrative Expenses	14,714	14.3%	11,419	16.2%
Research and Development Expenses	2,840	2.8%	2,247	3.2%
Total Operating Expenses	17,554	17.0%	13,666	19.4%

Operating Profit	16,384	15.9%	7,417	10.5%

Other Expenses:
Interest Expense, net	595		534
Other Expenses, net	107		26
Equity in Losses of Partially-Owned Affiliates	605		545

Income Before Income Taxes	15,077	14.6%	6,312	9.0%

Provision/(Benefit) for Income Taxes	5,637		(37,930)

Income from Continuing Operations	$9,440	9.2%	$44,242	62.9%

Loss from Discontinued Operations, Net of Tax	(541)		(594)

Net Income	$8,899	8.6%	$43,648	62.0%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.31		$1.48
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.02)
Net Income	$0.29		$1.46

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.30		$1.44
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.02)
Net Income	$0.29		$1.42

Weighted Average Shares Outstanding
Basic	30,353		29,874
Diluted	31,166		30,717

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Twelve Months Ended December 31, 2013 and 2012
(in thousands, except per-share data)

	2013		2012
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$317,212		$277,931
Commissions, Allowances and Rebates	1,351		2,503
Net Sales	315,861		275,428

Other	2,315		1,073

Net Revenues	318,176		276,501

Cost of Goods Sold	215,272	67.9%	186,014	66.9%

Gross Profit	102,904	32.4%	90,487	32.6%

Operating Expenses
Selling, General and Administrative Expenses	47,568	15.0%	45,248	16.3%
Research and Development Expenses	10,387	3.3%	9,544	3.4%
Total Operating Expenses	57,955	18.3%	54,792	19.7%

Gain on Sale of Asset	4,680	1.5%	-	-

Operating Profit	49,629	15.6%	35,695	12.8%

Other Expenses:
Interest Expense, net	2,242		2,439
Other Expenses, net	118		122
Equity in Losses of Partially-Owned Affiliates	2,262		1,766

Income Before Income Taxes	45,007	14.2%	31,368	11.3%

Provision/(Benefit) for Income Taxes	14,732		(31,861)

Income from Continuing Operations	$30,275	9.5%	$63,229	22.7%

Loss from Discontinued Operations, Net of Tax	(4,360)		(926)

Net Income	$25,915	8.2%	$62,303	22.4%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.00		$2.13
Loss from Discontinued Operations, Net of Tax	$(0.14)		$(0.03)
Net Income	$0.86		$2.10

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.98		$2.09
Loss from Discontinued Operations, Net of Tax	$(0.14)		$(0.03)
Net Income	$0.84		$2.06

Weighted Average Shares Outstanding
Basic	30,150		29,703
Diluted	30,901		30,314

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of December 31, 2013 and 2012
(in thousands)

	December 31,	December 31,
Assets	2013	2012

Cash and Cash Equivalents	$22,745	$23,551
Trade Receivables, net	71,276	43,094
Other Receivables	12,943	2,015
Inventories, net	89,965	71,221
Prepaid Expenses and Other Current Assets	5,631	4,089
Total Current Assets	202,560	143,970

Property, Plant and Equipment, net	171,966	151,815
Goodwill	38,670	37,312
Intangible Assets, net	4,011	4,091
Investments in and Advances to Partially-Owned Affiliates	13,364	15,094
Deferred Income Taxes	19,799	30,786
Other Non-Current Assets	7,667	2,663

Total Assets	$458,037	$385,731

Liabilities and Stockholders' Equity

Accounts Payable	$29,052	$27,612
Deferred Revenue	20,121	11,570
Accrued Expenses and Other Current Liabilities	48,098	43,301
Total Current Liabilities	97,271	82,483

Long-Term Debt	79,250	64,000
Deferred Income Taxes	12,835	10,383
Accrued Pension Benefits	40,123	55,373
Other Non-Current Liabilities	18,338	10,195

Total Liabilities	$247,817	$222,434

Stockholders’ Equity	$210,220	$163,297

Total Liabilities and Stockholders’ Equity	$458,037	$385,731

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Quarters and Twelve Months Ended December 31, 2013 and 2012
(in thousands)

	Fourth Quarter 2013	Fourth Quarter 2012

Operating Profit	$16,384	$7,417

Depreciation and Amortization	5,842	5,641

EBITDA	$22,226	$13,058

	Twelve Months 2013	Twelve Months 2012

Operating Profit	$49,629	$35,695

Gain on Sale of Asset	(4,680)	-

Adjusted Operating Profit	44,949	35,695

Depreciation and Amortization	22,473	21,775

Adjusted EBITDA	$67,422	$57,470

CAMBREX CORPORATION
Reconciliation of GAAP to non-GAAP Results
For the Twelve Months Ended December 31, 2013 and 2012
(in thousands)

	Twelve Months 2013		Twelve Months 2012
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$30,275	$0.98	$63,229	$2.09

Stock-Based Compensation, Net of Tax [1]	3,540	0.11	2,165	0.07
Gain on Sale of Asset, Net of Tax	(3,210)	(0.10)	-	-
Amortization of Purchased Intangibles	1,137	0.04	1,212	0.04
Reversal of Tax Valuation Allowance	-	-	(36,287)	(1.20)
Changes in Tax Laws	(1,155)	(0.04)	(1,328)	(0.04)
Normalization of U.S. Tax Expense [2]	-	-	(4,575)	(0.15)

Adjusted Income from Continuing Operations	$30,587	$0.99	$24,416	$0.81

[1]	Tax rate estimated at 35% for stock-based compensation.
[2]	Cambrex began recording tax expense in the U.S. in 2013. 2012 includes an adjustment to reflect U.S. tax expense at 35%.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

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